Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 7, 2022 relating to the consolidated financial statements and financial statement schedules of Brixmor Property Group Inc. and Subsidiaries, and the effectiveness of Brixmor Property Group Inc. and Subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of Brixmor Property Group Inc. and Subsidiaries for the year ended December 31, 2021.

/s/ DELOITTE & TOUCHE LLP

Philadelphia, Pennsylvania

April 29, 2022